EXHIBIT 10.8: Non-Employee Director Compensation

Cash Compensation

Annual Retainer

Each non-employee director is entitled to receive the annual retainer compensation listed below. The 2012 annual retainer compensation remains at the 2011 level. This amount represents 85% of the 2009 level of annual retainer compensation, which the Board reduced beginning in 2010, in light of economic conditions and corporate performance.

2012 Level
Service as Director	$7,650
Service as Chairman of the Board*	$7,650
Service as Audit Committee Chairman*	$2,975
Service as Loan Committee Chairman*	$2,975
Service as Compensation Committee Chairman*	$2,975

*	Chairman fees are in addition to the annual retainer and monthly fees received by all non-employee directors.

The annual retainer fees and chairman fees are paid on an annual basis in January of the year to which the fee applies.

Monthly Fees

Each non-employee director is entitled to receive monthly compensation of $850. As with the annual retainer compensation discussed above, in light of economic conditions and corporate performance, effective February 1, 2010, the Board of Directors reduced the monthly compensation to 85% of the 2009 level of monthly compensation of $1,000 per director.

Equity Compensation

Each non-employee director is also eligible to receive non-qualified stock option awards pursuant to the Alliance Bankshares Corporation 2007 Incentive Stock Plan in the discretion of the Compensation Committee. No non-qualified stock options were issued in 2011.